Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Stonegate Mortgage Corporation:

We consent to the use of our report dated September 6, 2013, with respect to the consolidated balance sheet of Stonegate Mortgage Corporation and subsidiary as of June 30, 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the six-month period ended June 30, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

September 6, 2013